Exhibit 99.1

Fate Therapeutics Reports First Quarter 2022 Financial Results and Highlights Operational Progress

FT596+R Enrollment Ongoing in Single- and Multi-dose, Multi-cycle Cohorts for R/R BCL

FT596+R-CHOP Clinical Protocol for First-line Investigation to be Submitted to FDA in 2Q22

FT819 Enrollment Ongoing in Single- and Multi-dose Cohorts for R/R BCL in Landmark Study of Off-the-shelf, iPSC-derived CAR T-cell Therapy

FT516 Multi-disciplinary RMAT Meeting with FDA Planned for Mid-2022

Third IND Candidate Nominated under Janssen Collaboration Triggering Preclinical Milestone

San Diego, CA – May 4, 2022 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today reported business highlights and financial results for the first quarter ended March 31, 2022.

“We have made significant progress across our disease areas, operations, and collaborations in early 2022, including preparing for submission to the FDA of our multi-disciplinary RMAT briefing package to inform pivotal study readiness in relapsed / refractory aggressive lymphoma, as well as our FT596 plus R-CHOP clinical protocol to initiate investigation in first-line patients,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We are also poised to treat the first solid tumor patient with FT536, our multi-antigen targeted CAR MICA/B NK cell product candidate, and have initiated IND-enabling activities for two CAR NK cell product candidates under our collaboration with Janssen. We look forward to providing clinical updates for our multiplexed-engineered, iPSC-derived NK and T-cell product candidates across our disease franchises in the second half of 2022.”

B-cell Malignancy Disease Franchise

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FT596+R Enrollment Ongoing in Single- and Multi-dose, Multi-cycle Cohorts for R/R BCL. The Company’s multi-center Phase 1 study of FT596 in combination with rituximab (FT596+R) for relapsed / refractory (r/r) B-cell lymphoma (BCL) is currently enrolling patients in the following cohorts to further assess dose and treatment schedule: multi-dose at 900 million cells per dose with FT596 being administered on Day 1 and Day 15; single-dose at 1.8 billion cells; and single-dose at 900 million cells. The Company plans to open a multi-dose cohort at 1.8 billion cells per dose, with FT596 being administered on Day 1 and Day 15, upon clearance of dose-limiting toxicities (DLTs). Each cohort permits eligible patients to receive multiple treatment cycles.
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FT596+R-CHOP Clinical Protocol to be Submitted to FDA in 2Q22. In the second quarter of 2022, the Company plans to submit a new clinical protocol to the FT596 Investigational New Drug (IND) application to assess the safety and activity of adding FT596 to R-CHOP, the standard first-line immunochemotherapy for patients with aggressive lymphomas. The proposed treatment schema includes administering up to six doses of FT596, without conditioning chemotherapy, with one dose being administered with each of six standard cycles of R-CHOP. The objective of the Phase 1 study is to inform the feasibility of development of FT596 in first-line aggressive lymphoma patients treated outpatient in the community setting.
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FT516 Multi-disciplinary RMAT Meeting Planned for mid-2022. In December, the Company announced that the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to FT516 for the treatment of r/r diffuse large B-cell lymphoma (DLBCL). The Company plans to hold a multi-disciplinary meeting with the FDA in mid-2022 to discuss key CMC topics and pivotal study design in patients who have progressed or relapsed following prior treatment with FDA‑approved CD19‑directed chimeric antigen receptor (CAR) T-cell therapy. No standard therapies are available for these patients, and recent retrospective analyses of real-world data presented at the 2021 Annual Meeting of the American Society of Hematology demonstrate extremely poor treatment outcomes with complete response rates of administered therapies ranging from 5% to 25% and overall survival ranging from 5.2 months to 7.5 months.
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FT516+R Enrollment Ongoing in Multiple, Multi-dose, Multi-cycle, Disease-specific Expansion Cohorts for R/R BCL. The Company’s multi-center Phase 1 study of FT516 in combination with rituximab (FT516+R) for r/r BCL is currently enrolling patients in multiple disease-specific multi-dose, multi-cycle expansion cohorts at 900 million cells per dose, including patients with r/r aggressive lymphomas who have previously been treated with CD19-targeted CAR T-cell therapy.
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FT819 Enrollment Ongoing in Second Single-dose and First Multi-dose Escalation Cohorts. The Company is conducting a landmark Phase 1 study of FT819, the first-ever T-cell therapy manufactured from a clonal master induced pluripotent stem cell (iPSC) line to undergo clinical investigation. The product candidate’s clonal master iPSC line is created from a single iPSC that has a novel CD19-targeted 1XX CAR construct (1XX-CAR19) integrated into the T-cell receptor alpha constant (TRAC) locus, ensuring complete bi-allelic disruption of T-cell receptor expression and promoting uniform CAR expression. Dose escalation is ongoing in the second single-dose cohort of 180 million cells and in the first multi-dose cohort of 30 million cells per dose for r/r BCL. In the first FT819 single-dose escalation cohort (90 million cells) for r/r BCL, there were no DLTs and no FT819-related Grade ≥3 adverse events.
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Proof-of-concept Data of ADR-armed CAR NK Cells for Conditioning-free Therapy Presented at AACR. At the American Association for Cancer Research (AACR) Annual Meeting 2022 held in April, the Company highlighted its novel synthetic alloimmune defense receptor (ADR), which targets 4-1BB expressed on allo-reactive host T and NK cells. In a mixed lymphocyte reaction assay, ADR-armed iPSC-derived CAR NK cells inhibited the expansion of allo-reactive T and NK cells and exhibited enhanced functional persistence in whole peripheral blood mononuclear cell milieu. Furthermore, in a preclinical model designed to induce rejection, ADR-armed iPSC-derived CAR NK cells exhibited robust tumor control in vivo in the presence of host allo-reactive T-cell system. These preclinical data provide proof-of-concept that ADR-armed iPSC-derived CAR NK cell therapies have the potential to maintain potent anti-tumor activity without requiring chemotherapy conditioning.

AML Disease Franchise

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FT538 Enrollment Ongoing in Multi-dose Escalation Cohort of 1 Billion Cells per Dose. The Company’s Phase 1 study is designed to assess three once-weekly doses of FT538 as monotherapy, and is currently enrolling patients in the third multi-dose escalation cohort (1 billion cells per dose) for r/r acute myeloid leukemia (AML). In addition, an investigator-initiated study of FT538 in combination with the CD38-targeted monoclonal antibody daratumumab, which is designed to assess the therapeutic potential of targeting CD38+ leukemic blasts, is enrolling patients in the third multi-dose escalation cohort at 1 billion cells per dose.

Multiple Myeloma Franchise

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First Patients Treated with FT576+D in Phase 1 Study. The multi-center Phase 1 clinical trial is designed to assess single-dose and multi-dose treatment schedules of FT576 as monotherapy and in combination with daratumumab (FT576+D) for the treatment of r/r multiple myeloma (MM). There were no DLTs observed in the first single-dose escalation cohort (100 million cells) as monotherapy. In addition, the first patient has been treated in the first single-dose escalation cohort (100 million cells) of FT576+D. The Company plans to enroll the multi-dose treatment schedule, with FT576 administered at 100 million cells per dose on Days 1 and 15, upon clearance of the first single-dose escalation cohort of FT576+D.
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Initial Preclinical Data of Dual CAR NK Cells Presented at AACR. The Company unveiled a dual CAR approach targeting two tumor-associated antigens to overcome mechanisms of resistance for r/r MM. Using the multiplexed-engineered master iPSC line of FT576 as starting material, the Company engineered into the master iPSC line a second CAR targeting the major histocompatibility complex (MHC) class I chain-related proteins A (MICA) and B (MICB), which proteins are highly expressed on malignant plasma cells and precursors in the bone marrow of MM. The Company showed that, in an aggressive xenograft model of heterogeneously-mixed cancer cells, iPSC-derived dual CAR NK cells targeting BCMA and MICA/B demonstrate superior tumor control in vivo compared to iPSC-derived single CAR NK cells.

Solid Tumor Franchise

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On-track for First Patient Treatment with FT536 CAR MICA/B-targeted NK Cell Product Candidate. The Company is preparing to initiate a multi-center Phase 1 clinical trial to assess a multi-dose, multi-cycle treatment schedule of FT536 as monotherapy and in combination with monoclonal antibody therapy for advanced solid tumors. The off-the-shelf, multiplexed-engineered, iPSC-derived NK cell product candidate incorporates both a novel CAR targeting MICA/B, high expression of which has been reported on many solid tumors, as well as the Company’s proprietary high-affinity, non-cleavable CD16 (hnCD16) Fc receptor to promote dual-antigen targeting of solid tumors. The Company has successfully completed manufacture and is conducting final release testing, and is working with the study’s first clinical site to initiate enrollment in the second quarter of 2022.
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Novel CAR Targeting pan-Cancer Antigen B7-H3 Featured at AACR. The Company presented preclinical data in collaboration with investigators from the University of Minnesota demonstrating the specificity and function of a novel camelid nanobody CAR targeting B7-H3 (camB7-H3), a member of the B7 family of immunoregulatory proteins that is overexpressed in cancer and promotes tumor growth, metastasis, and drug resistance. The Company showed that camB7-H3 CAR T cells exhibit target-specific binding and activity in vitro against several solid tumor cell lines and promote durable disease control in vivo in an aggressive disseminated xenograft model of B7-H3-expressing tumor cells. The Company is currently assessing several multiplexed-engineered, iPSC-derived camB7-H3 CAR NK cell and CAR T-cell product candidates for IND candidate selection.

Other Corporate Highlights

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Preclinical Milestone Reached for Third Product Candidate under Janssen Collaboration. In April 2022, Janssen nominated a third iPSC-derived, CAR targeted cell product candidate incorporating a Janssen proprietary antigen binding domain, triggering the payment of a milestone fee to the Company under the collaboration.
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Second GMP Manufacturing Facility Poised for Launch in 2H22. The Company’s state-of-the-art, multi-drug product manufacturing facility located in Poway, California is undergoing qualification, and is expected to be fully operational and producing GMP material in the second half of 2022. The facility is designed to supply drug product for the conduct of pivotal studies and initial commercial launch, and is located on the campus of the Company’s corporate headquarters allowing for full operational integration among the technical operations, regulatory and quality, research and development, and corporate teams.

First Quarter 2022 Financial Results

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Cash & Investment Position: Cash, cash equivalents and investments as of March 31, 2022 were $641.7 million.
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Total Revenue: Revenue was $18.4 million for the first quarter of 2022, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
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R&D Expenses: Research and development expenses were $72.1 million for the first quarter of 2022, which includes $12.7 million of non-cash stock-based compensation expense.
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G&A Expenses: General and administrative expenses were $20.7 million for the first quarter of 2022, which includes $6.6 million of non-cash stock-based compensation expense.
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Shares Outstanding: Common shares outstanding were 96.5 million, and preferred shares outstanding were 2.8 million, as of March 31, 2022. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Wednesday, May 4, 2022 at 5:00 p.m. ET to review financial and operating results for the quarter ended March 31, 2022. In order to participate in the conference call, please dial (877) 303-6235 (domestic) or (631) 291-4837 (international) and refer to conference ID 9978043. The live webcast can be accessed under "Events & Presentations" in the Investors section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that are designed to be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of therapeutic antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in a multi-dose Phase 1 clinical trial as a monotherapy for the treatment of relapsed / refractory acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of relapsed / refractory B-cell lymphoma (NCT04023071).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity and prevents antigen escape, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab, and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT819

FT819 is an investigational, universal, off-the-shelf, T-cell receptor (TCR)-less CD19 chimeric antigen receptor (CAR) T-cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line, which is engineered with the following features designed to improve the safety and efficacy of CAR19 T-cell therapy: a novel 1XX CAR signaling domain, which has been shown to extend T‑cell effector function without eliciting exhaustion; integration of the CAR19 transgene directly into the T‑cell receptor alpha constant (TRAC) locus, which has been shown to promote uniform CAR19 expression and enhanced T‑cell potency; and complete bi-allelic disruption of TCR expression for the prevention of graft-versus-host disease. FT819 demonstrated antigen-specific cytolytic activity in vitro against CD19-expressing leukemia and lymphoma cell lines comparable to that of primary CAR T cells, and persisted and maintained tumor clearance in the bone marrow in an in vivo disseminated xenograft model of lymphoblastic leukemia. FT819 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell malignancies, including B-cell lymphoma, chronic lymphocytic leukemia, and acute lymphoblastic leukemia (NCT04629729).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in a multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636). FT538 is also being investigated in a multi-dose Phase 1 clinical trial in combination with one of an array of tumor-targeting monoclonal antibodies for the treatment of advanced solid tumors (NCT05069935).

About FT576

FT576 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with four functional components: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell maturation antigen (BCMA); a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. In preclinical studies, FT576 has demonstrated that the high-avidity binding of the BCMA-targeted CAR construct enables sustained tumor control in against various multiple myeloma cell lines, including in long-term in vivo xenograft mouse models. Additionally, in combination with daratumumab, FT576 has shown complete tumor clearance and improved survival compared to primary BCMA-targeted CAR T cells in a disseminated xenograft model of multiple myeloma. FT576 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory multiple myeloma as a monotherapy and in combination with daratumumab (NCT05182073).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s results of operations, financial condition, anticipated operating expenses and cash runway, and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, including the initiation and continuation of enrollment in the Company’s clinical trials, the timing for the Company’s receipt and announcement of data from its clinical trials and preclinical studies, the initiation of additional clinical trials and additional dose cohorts in ongoing clinical trials of the Company’s product candidates and the submission of IND applications for additional programs, the Company’s development and regulatory strategy, including the Company’s planned interactions with regulatory authorities, the therapeutic and market potential of the Company’s product candidates, the Company's expectations regarding progress and timelines, and potential payments under its collaborations, and the objectives, plans and goals of its collaborations. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates may not demonstrate the requisite safety or efficacy to achieve regulatory approval or to warrant further development, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic or regulatory landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated, or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), risks related to the impact of the ongoing COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021

Collaboration revenue	$18,414	$11,142
Operating expenses:
Research and development	72,139	44,852
General and administrative	20,742	12,500
Total operating expenses	92,881	57,352
Loss from operations	(74,467)	(46,210)
Other income (expense):
Interest income	418	377
Change in fair value of stock price appreciation milestones	8,359	744
Total other income	8,777	1,121
Net loss	$(65,690)	$(45,089)
Other comprehensive income (loss):
Unrealized loss on available-for-sale securities, net	(2,088)	(330)
Comprehensive loss	$(67,778)	$(45,419)
Net loss per common share, basic and diluted	$(0.68)	$(0.49)
Weighted–average common shares used to compute basic and diluted net loss per share	96,343,529	93,431,877

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$64,741	$133,583
Accounts receivable	13,850	8,676
Short-term investments and related maturity receivables	509,031	482,327
Prepaid expenses and other current assets	11,453	8,826
Total current assets	599,075	633,412
Long-term investments	67,942	100,664
Operating lease right-of-use assets	69,475	70,720
Other long-term assets	121,894	116,659
Total assets	$858,386	$921,455

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$46,554	$51,024
Deferred revenue, current portion	22,575	21,483
CIRM award liability, current portion	3,200	3,200
Operating lease liabilities, current portion	5,582	5,577
Total current liabilities	77,911	81,284
Deferred revenue, net of current portion	22,534	27,124
CIRM award liability, net of current portion	800	800
Operating lease liabilities, net of current portion	107,939	109,241
Stock price appreciation milestones, net of current portion	15,809	24,168
Stockholders’ equity	633,393	678,838
Total liabilities and stockholders’ equity	$858,386	$921,455

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com